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                                                                    Exhibit 4.2
                               IPC HOLDINGS, LTD.
                            2003 STOCK INCENTIVE PLAN
                              ARTICLE I - GENERAL

1.1   PURPOSE

      The purpose of the IPC Holdings, Ltd. 2003 Stock Incentive Plan is to attract, retain and motivate officers and employees, to compensate them for their contributions to the long-term growth and profits of the Company (as defined below) and its subsidiaries and to encourage them to acquire a proprietary interest in the success of the Company.

1.2   DEFINITIONS OF CERTAIN TERMS

      "AWARD" means an award made pursuant to the Plan.

      "AWARD AGREEMENT" means the written document by which each Award is evidenced.

      "BOARD" means the Board of Directors of the Company.

      "CAUSE" means (i) the Grantee's conviction of, or a plea of guilty or nolo contendere to, a felony; (ii) the commission by the Grantee of an act of fraud or embezzlement against the Company or any of its subsidiaries;
      (iii) the Grantee's willful misconduct or gross negligence in the performance of the Grantee's duties and responsibilities to the Company or any of its subsidiaries; (iv) the Grantee's continued failure to implement reasonable requests or directions received in the course of his or her employment; (v) the Grantee's wrongful dissemination or use of confidential or proprietary information; or (vi) the intentional and habitual neglect by the Grantee of his or her duties to the Company or any of its subsidiaries.

      "CERTIFICATE" means a stock certificate (or other appropriate document or evidence of ownership) representing Common Shares of the Company.

      "COMMITTEE" has the meaning ascribed thereto in Section 1.3.1.

      "COMMON SHARES" means the common shares of the Company, par value $0.01 per share.

      "COMPANY" means IPC Holdings, Ltd.

      "DISABILITY" means (i) total disability as defined in the long-term disability plan of the Company, as in effect from time to time or (ii) if there is no such plan at the applicable time, physical or mental incapacity as determined solely by the Committee.

      "EMPLOYMENT" means a Grantee's performance of services for the Company, as determined by the Committee. The terms "employee", "employ" and "employed" shall have their correlative meanings.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.

      "GRANTEE" means an officer or employee who has received an Award pursuant to the Plan.

      "IPC" means IPC Holdings, Ltd. or a successor entity contemplated by
      Section 3.15.

      "MARKET VALUE" means the higher of (1) the average of the closing prices for the Common Shares on the National Association of Securities Dealers Automated Quotations National Market System




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                                                                    Exhibit 4.2

      for each of the twenty (20) consecutive trading days through and including the date ending three trading days prior to the applicable vesting date; or (2) the closing price for the Common Shares on the National Association of Securities Dealers Automated Quotations National Market System for the trading day immediately prior to the applicable vesting date.

      "PLAN" means the IPC Holdings, Ltd. 2003 Stock Incentive Plan, as described herein and as hereafter amended from time to time.

      "RESTRICTED STOCK UNIT" means the unfunded right to receive (without consideration other than pursuant to Section 3.6.1) one newly-issued, fully paid and non-assessable Common Share, subject to the terms and conditions of the Plan and the applicable Award Agreement.

      "RETIREMENT" means retirement from employment of the Company or any of its subsidiaries at or after age 55.

1.3   ADMINISTRATION

1.3.1 Except as otherwise provided herein, the Plan shall be administered by a committee (the "Committee") of the Board to be drawn solely from members of the Board who are not and have not been officers of the Company or its subsidiaries and who also qualify as "Non-Employee Directors" under Rule 16b-3 under the Exchange Act. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Award granted thereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be final, binding and conclusive on all Grantees and on their legal representatives and beneficiaries and permitted successors and assigns. The Committee shall have the authority, in its sole and absolute discretion, to determine the persons (subject to Section 1.4) who shall receive Awards, the time when Awards shall be granted, the terms and conditions of such Awards and the number of Common Shares which shall be subject to such Awards. Unless otherwise provided in an Award Agreement, the Committee shall have the authority, in its sole and absolute discretion, to (i) amend any outstanding Award Agreement to accelerate the time or times at which the Award becomes vested, waive or amend any restrictions or conditions set forth in such Award Agreement, or reflect a change in the Grantee's circumstances and (ii) determine whether, to what extent and under what circumstances and method or methods Awards may be
      (a) settled in Common Shares or cash or (b) forfeited. Should the Committee determine to settle an Award in cash, the Grantee shall receive the cash equivalent of the Market Value of the Common Shares underlying the vested portion of such Award.


1.3.2 Actions of the Committee may be taken by the vote of a majority of its members. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative powers, duties or responsibilities.

1.3.3 No member of the Committee or any person who is delegated authority under the Plan shall be liable for any action taken or omitted or determination made in good faith with respect to the Plan or any Award thereunder.

1.4   PERSONS ELIGIBLE FOR AWARDS

      Awards under the Plan may be made to such officers and employees of the Company and its subsidiaries as the Committee may select.

1.5   TYPES OF AWARDS UNDER PLAN

      Awards may be made under the Plan in the form of Restricted Stock Units that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company, subject to

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                                                                    Exhibit 4.2

applicable law.

1.6   COMMON SHARES AVAILABLE FOR AWARDS

1.6.1 Common Shares Subject to the Plan. The maximum number of shares that may be issued under the Plan is 500,000 (FIVE HUNDRED THOUSAND) Common Shares. Such Common Shares shall be authorized but unissued shares, registered pursuant to the Securities Act of 1933, as amended. If any Award shall be forfeited, in whole or in part, any Common Shares represented by unvested Restricted Stock Units subject to such Award shall again be available for issuance under the Plan.

1.6.2 Adjustments. If there is any change in the number or nature of the outstanding Common Shares of the Company by reason of a share dividend, recapitalization, merger, consolidation, scheme of arrangement, share split, combination or exchange, share repurchase or otherwise, or if there is any non-cash distribution in respect of any such shares, which in any such case has a dilutive or anti-dilutive effect on the Common Shares, the number of Common Shares available for Awards under the Plan and the number of Common Shares subject to each outstanding Award and/or other terms of the applicable Award Agreement shall be appropriately adjusted by the Committee in such manner as it deems appropriate to preserve the benefits or potential benefits intended to be made available to Grantees of Awards. After any adjustment made pursuant to this Section 1.6.2, the number of shares of Common Shares subject to each outstanding Award shall be rounded down to the nearest whole number.


                       ARTICLE II - AWARDS UNDER THE PLAN

2.1   AGREEMENTS EVIDENCING AWARDS

      Each Award granted under the Plan shall be evidenced by a written document, which, subject to the provisions of the Plan, shall contain such provisions and conditions as the Committee deems appropriate necessary or advisable in its sole discretion. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award in all respects shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2   NO RIGHTS AS A SHAREHOLDER

      No Grantee of an Award shall have any of the rights of a shareholder of IPC with respect to Common Shares subject to such Award until the issuance of such shares. Except as otherwise provided in Section 1.6.2, no adjustments shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Shares, other securities or other property) for which the record date is prior to the date such shares are issued.

2.3   RIGHTS OF GRANTEES OF RESTRICTED STOCK UNITS

      A Grantee of a Restricted Stock Unit will have only the rights of a general unsecured creditor of IPC until the issuance of Common Shares is made as specified in the applicable Award Agreement. Upon each vesting date, the Grantee of each Restricted Stock Unit not previously forfeited shall be issued one fully paid and non-assessable Common Share for each Restricted Stock Unit that vested on such date.

2.4   VESTING

2.4.1 Unless determined otherwise by the Committee in its sole and absolute discretion, each Award granted under the Plan shall vest and the Common Shares underlying such Award shall become issuable in four equal annual installments on each of the next four anniversaries of the date of grant of the Award and the respective number of Common Shares shall be issued as soon as practicable after each such vesting date.

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                                                                    Exhibit 4.2


2.4.2. In the event of the Grantee's Retirement, or if the Grantee's employment is terminated by death or Disability or by the Company or any subsidiary other than for Cause, then, notwithstanding the foregoing schedule, the Grantee's Award to the extent not yet vested will thereupon be 100% vested; provided further that, if the Grantee's employment is otherwise terminated, including being terminated by the Company or any subsidiary for Cause or by the Grantee other than due to Retirement, the Grantee's Award to the extent not yet vested will, notwithstanding such schedule, be forfeited upon the date of such termination of employment.

2.4.3. All Awards shall vest immediately and become due and payable in the event of a "Change of Control", which shall be deemed to occur if (i) any "person" (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportion as their ownership of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities ("Voting Securities");
       (ii) during any period of not more than two years, individuals who constitute the Board as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this sentence) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the shareholders of the Company approve a merger, consolidation, amalgamation or reorganization or a court of competent jurisdiction approves a scheme of arrangement of the Company, other than a merger, consolidation, amalgamation, reorganization or scheme of arrangement which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, amalgamation, reorganization or scheme of arrangement; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or any agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.


                          ARTICLE III - MISCELLANEOUS

3.1   AMENDMENT OF THE PLAN

      The Board may at any time terminate the Plan with respect to any Common Shares of the Company not at the time the subject of an Award, and may from time to time alter or amend the Plan or any part thereof, provided that no change may be made in any Award theretofore granted which would impair the rights of a Grantee without the consent of such Grantee, and further, that no alteration or amendment may be made without the approval of shareholders if such approval is required by Rule 16b-3 under the Exchange Act for transactions pursuant to the Plan to be exempt thereunder.

3.2   GOVERNMENT REGULATIONS

      The Plan, the grant of Awards hereunder and the obligation of the Company to deliver Common Shares or cash pursuant to such Awards shall be subject to all applicable laws, rules and regulations, and to any required approvals by any governmental agencies.

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                                                                    Exhibit 4.2

3.3   EFFECTIVE DATE

      This Plan shall be effective as of June 13th, 2003 and shall remain in effect for a period of ten years, unless sooner terminated by the Board. Awards theretofore granted may extend beyond that date in accordance with the provisions of the Plan.

3.4   NONASSIGNABILITY; NO HEDGING

      Except to the extent otherwise expressly provided in the applicable Award Agreement or determined by the Committee, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.4 shall be null and void and any Award which is hedged in any manner shall immediately be forfeited. All of the terms and conditions of this Plan and the Award Agreements shall be binding upon any permitted successors and assigns.

3.5   RIGHT OF DISCHARGE RESERVED

      Nothing in the Plan or in any Award Agreement shall confer upon any Grantee the right to continued Employment by the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate such Employment.

3.6   NATURE OF PAYMENTS

3.6.1 Any and all grants of Awards and issuances of Common Shares under the Plan shall be in consideration of services performed or to be performed for the Company or its subsidiaries by the Grantee. Only whole Common Shares shall be issued under the Plan. Awards shall, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. The value of any fractional share remaining shall be paid in cash.

3.6.2 All such grants of Awards and issuances of Common Shares shall constitute a special discretionary incentive payment to the Grantee and shall not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or its subsidiaries or under any agreement with the Grantee, unless the Company or a subsidiary thereof specifically provides otherwise.

3.7   NON-UNIFORM DETERMINATIONS

      The Committee's determinations under the Plan and Award Agreements need not be uniform and may be made by it, in its sole and absolute discretion, selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee's Employment has been terminated for purposes of the Plan.

3.8   OTHER PAYMENTS OR AWARDS

      Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

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                                                                    Exhibit 4.2

3.9   PLAN HEADINGS

      The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.10  GOVERNING LAW

       This Plan shall be governed by and construed in accordance with the laws of Bermuda, without regard to principles of conflict of laws.

3.11  SEVERABILITY; ENTIRE AGREEMENT

      If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part) by a court of competent jurisdiction, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal, or unenforceable by a court of competent jurisdiction because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations, warranties and understandings between them, whether written or oral with respect to the subject matter thereof.

3.12  WAIVER OF CLAIMS

      Each Grantee of an Award recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the Grantee's receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement).

3.13  DEATH OF GRANTEE

       In the event of the death of the Grantee during his or her employment, Awards shall be payable to the person or persons to whom the Grantee's rights under such Awards are transferred by will or the laws of descent and distribution.

3.14  NO THIRD PARTY BENEFICIARIES

      Except as provided in Section 3.13, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder.

3.15  SUCCESSORS AND ASSIGNS OF IPC

      The terms of this Plan shall be binding upon and inure to the benefit of IPC and any successor entity contemplated by Section 2.4.3.

3.16  DATE OF ADOPTION AND APPROVAL OF SHAREHOLDERS

      The Plan was adopted on February 11, 2003 by the Board and shall be approved and declared effective by the shareholders of IPC at the 2003 Annual Meeting of Shareholders. Any Awards granted under the Plan prior to the date of such shareholder approval are expressly conditioned on such shareholder approval.




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